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                                                            Exhibit 11.1



                           Forstmann & Company, Inc.
                       Computation of Per Share Earnings



                                                            Fifty-Two
                                                            Weeks Ended
                                                            October 29, 1995
                                                            ----------------


Loss applicable to common shareholders                        $(26,701,000)
                                                              =============

Average common shares and common share
 equivalents outstanding:

     Average common shares outstanding                           5,618,799

     Add average common share equivalents -                            -
                                                              ------------
      options to purchase common shares, net


Average common shares and common share
 equivalents outstanding

                                                                 5,618,799
                                                              ============

Loss per common share and common
 share equivalent                                              $     (4.75)
                                                              ============



NOTE: The information provided in this exhibit is presented in accordance with Regulation S-K, Item 601(b)(11), while loss per common share on the Company's statements of operations is presented in accordance with Accounting Principles Board ("APB") Opinion No. 15. This information is not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 as there is no dilution.